Exhibit 4.20

Summary English Translation of Maximum Guarantee Agreement dated April 20, 2011 by and between BCD (Shanghai) Micro-Electronics Ltd. and China CITIC Bank Shanghai Branch

Contract No.: 2011 HU-YIN-ZUI-BAO-ZI 73134111000801

Party A:

BCD (Shanghai) Micro-Electronics Ltd.

Party B:

China CITIC Bank, Shanghai Branch

Debtor:

Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd.

Dated: April 20, 2011

Summary of Major Terms:

1.	Party A agrees to provide a guarantee of a maximum amount (the “Guarantee”) for the various indebtedness owed by Debtor to Party B.

2.	The Guarantee covers indebtedness owed by Debtor to Party B that are incurred from the period from April 21, 2011 to June 29, 2012 (the “Debt Period”).

3.	The maximum amount covered by the Guarantee is RMB75,000,000 (the “Maximum Guarantee Amount”).

4.	Party A is jointly and severally liable for all of Debtor’s indebtedness owed to Party B that is covered by the Guarantee.

5.	The Guarantee shall cover a period of two (2) years following the time each of Debtor’s obligations becomes due.

6.	The Guarantee applies to the principal, interest, penalty interest, compound interest, liquidated damages, damages and any other costs incurred by Creditor in enforcing its rights (including litigation expenses, arbitration expenses, attorney fees (up to 20% of the outstanding principal), travel expenses, appraisal fees, auction fees, transfer of title fees, security fees, publication fees and enforcement fees).